The information in this preliminary prospectus supplement and the prospectus to which it relates is not complete and may be changed. This preliminary prospectus supplement and the prospectus to which it relates are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement, dated June 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-271248 and 333-271248-01

PROSPECTUS SUPPLEMENT

(To prospectus dated April 25, 2023)

Vale Overseas Limited

US$                               % Guaranteed Notes due

Unconditionally Guaranteed By

Vale S.A.

Vale Overseas Limited (“Vale Overseas”) is offering US$             aggregate principal amount of its     % Guaranteed Notes due          (the “notes”). Vale Overseas will pay interest on the notes semi-annually on        and        of each year, beginning           , 2023. Subject to some exceptions described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, Vale Overseas will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes.

Vale Overseas may redeem the notes at its option, in whole or in part, at any time and from time to time, at the redemption prices set forth under “Description of the Notes—Optional Redemption” in this prospectus supplement. Upon the imposition of certain withholding taxes, Vale Overseas may also redeem the notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date. See “Description of the Notes—Optional Redemption”.

The notes will be unsecured obligations of Vale Overseas and will rank equally with Vale Overseas’ unsecured senior indebtedness. Payments of principal and interest will be fully and unconditionally guaranteed by Vale S.A. (“Vale”). Vale or any wholly owned subsidiary of Vale may replace Vale Overseas as issuer and principal debtor of the notes, without consent of the holders of the notes, as described under “Description of the Notes–Substitution of Issuer.” The guaranty will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of Vale. The notes will be issued only in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Vale Overseas will apply to list the notes issued hereby on the New York Stock Exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

Per note	Total
Public offering price(1)%	US$
Underwriting discount(2)%	US$
Proceeds, before expenses, to Vale Overseas %	US$

___________________

(1)       Plus accrued interest from June     , 2023, if settlement occurs after that date.

(2) See “Underwriting” on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made thereunder to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about June      , 2023.

Global Coordinators and Joint Bookrunners

BMO Capital Markets	Citigroup	J.P. Morgan	Scotiabank

Joint Bookrunners

Credit Agricole CIB	MUFG	SMBC Nikko

The date of this prospectus supplement is June      , 2023.

Prospectus Supplement

Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any person to give you any other information, and we, and the underwriters, take no responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted.

S-i

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to “Vale,” “we,” “us” and “our” refer to Vale S.A. and its consolidated subsidiaries, taken as a whole, and references to “Vale Overseas” mean Vale Overseas Limited, a wholly owned finance subsidiary.

Vale Overseas Limited

Vale Overseas is a finance company wholly owned by Vale. Vale Overseas’ business is to issue debt securities to finance Vale’s activities. Vale Overseas was incorporated as a Cayman Islands exempted company with limited liability on April 3, 2001.

Vale S.A.

We are one of the largest metals and mining companies in the world, based on market capitalization, and one of the world’s largest producers of iron ore and nickel. We also produce iron ore pellets and copper. Our nickel and copper concentrates contain by-products of platinum group metals (“PGMs”), gold, silver and cobalt. We are engaged in greenfield mineral exploration in six countries. We operate large logistics systems in Brazil and other regions in the world, including railroads, maritime terminals and ports, which are integrated with our mining operations. In addition, we have distribution centers to support the delivery of iron ore worldwide. Directly and through associates and joint ventures, we also have investments in the energy business.

The following table presents the breakdown of total net operating revenues attributable to each of our lines of business with continuing operations.

	Three months ended March 31,		Year ended December 31,
	2023	2022	2022	2021	2020
	US$ million		US$ million
Iron solutions(1)
Iron ore	4,982	7,255	28,188	38,324	27,123
Iron ore pellets	1,322	1,365	6,256	7,053	4,242
Other ferrous products and services	107	114	472	548	551
Iron solutions - total	6,411	8,734	34,916	45,925	31,916
Energy transition metals(1)
Nickel and other products(2)	1,508	1,458	6,619	5,377	4,652
Copper(3)	490	474	1,779	2,589	2,175
Energy transition metals - total	1,998	1,932	8,398	7,966	6,827
Other(4)	25	146	525	611	802
Total net operating revenues from continuing operations	8,434	10,812	43,839	54,502	39,545

(1)	In 2022 we renamed our main operating segments. The operating segment previously named “Ferrous Minerals” is now referred to as “Iron Solutions” while the “Base Metals” operating segment is now referred to as “Energy Transition Metals.”
(2)	Includes nickel co-products (copper) and by-products (cobalt, PGMs and other precious metals) and marketing activities.
(3)	Does not include copper produced in our nickel operations.
(4)	Includes manganese ferroalloy operations divested in January 2022.

S-1

Iron solutions:

•	Iron ore. We operate three systems in Brazil for the production and distribution of iron ore:
-	Northern System: fully integrated system consisting of three mining complexes and one maritime terminal.
-	Southeastern System: fully integrated system consisting of three mines complexes, a railroad, a maritime terminal and a port.
-	Southern System: consisting of two mining complexes and two maritime terminals.
•	Iron ore pellets. We currently have eight operational pellet plants in Brazil, and two in Oman.

Energy transition metals:

•	Nickel. Our principal nickel operations are conducted through our wholly owned subsidiary Vale Canada Limited, which has mines and processing plants in Canada and Indonesia, and controls and operates nickel refining facilities in the United Kingdom and Japan. We also have nickel operations at Onça Puma, located in the Brazilian state of Pará.
•	Copper. In Brazil, we produce copper concentrates at Sossego and Salobo operations, in Carajás, in the state of Pará. In Canada, we produce copper concentrates and copper cathodes in conjunction with our nickel mining operations at Sudbury (Ontario), Voisey’s Bay (Labrador) and Thompson (Manitoba).
•	Cobalt, PGMs and other precious metals. Ore mined at our Sudbury nickel operations also yields cobalt, PGMs, silver and gold as by-products, processed at our refining facilities in Port Colborne, Ontario. In Canada, we also produce refined cobalt at our Long Harbour facilities in Newfoundland and Labrador. We receive silver and gold as by-product credits from our copper operations at Salobo in Brazil.

Recent Developments

Results of Operations for the Three-Month Period Ended March 31, 2023

See our report on Form 6-K furnished to the SEC on June 7, 2023, incorporated by reference in this prospectus supplement, and the other reports on Form 6-K listed under “Incorporation of Certain Documents by Reference,” for a discussion of our results of operations for the three months period ended March 31, 2023 and recent material developments.

Tender Offers

Concurrently with this offering, on June 7, 2023, Vale Overseas and Vale announced the commencement of an offer to purchase for cash (a) any and all of the outstanding 6.250% Guaranteed Notes due 2026 (CUSIP: 91911TAP8 / ISIN: US91911TAP84) (the “2026 Notes” and such offer, the “Any and All Offer”), and (b) up to an aggregate principal amount of US$500.0 million minus the aggregate principal amount of the 2026 Notes accepted for purchase under the Any and All Offer, of the outstanding (i) 6.875% Guaranteed Notes due 2039 (CUSIP: 91911TAK9 / ISIN: US91911TAK97), (ii) 6.875% Guaranteed Notes due 2036 (CUSIP: 91911TAH6 / ISIN: US91911TAH68), (iii) 8.250% Guaranteed Notes due 2034 (CUSIP: 91911TAE3 / ISIN: US91911TAE38), each issued by Vale Overseas and guaranteed by Vale, and (iv) 5.625% Notes due 2042 (CUSIP: 91912EAA3 / ISIN: US91912EAA38), issued by Vale (collectively, the “Waterfall Notes” and, together with the 2026 Notes, the “Existing Notes,” and the offer to purchase the Waterfall Notes, collectively, the “Waterfall Offer” and, together with the Any and All Offer, the “Tender Offers”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of June 7, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying notice of guaranteed delivery (together with the Offer to Purchase, the “Tender Offer Documents”).

S-2

As of the date of this prospectus supplement, there were approximately US$4,584 million aggregate principal amount of notes outstanding subject to the Tender Offers. We intend to fund the Tender Offers using a portion of the proceeds of this offering. The Any and All Offer will expire at 5:00 p.m., New York City time, on June 13, 2023, and the Waterfall Offer will expire at 5:00 p.m., New York City time, on July 7, 2023. Holders who validly tender, and who do not validly withdraw, their Existing Notes prior to the expiration of the applicable Tender Offer and deliver the documentation detailed in the Tender Offer Documents by the applicable dates, and whose notes are accepted by Vale and Vale Overseas, as applicable, will receive total consideration for their Existing Notes in the amount set out in the Tender Offer Documents. The Any and All Offer is expected to settle on June 16, 2023 and the Waterfall Offer is expected to settle on July 11, 2023.

The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions as set forth in the Tender Offer Documents. Vale and Vale Overseas reserve the right to amend, extend, withdraw or terminate any of the Tender Offers in their sole discretion. There can be no assurance that any of the Tender Offers will be consummated in accordance with the terms described in the Tender Offer Documents, or at all, or that a significant principal amount of the Existing Notes will be tendered and accepted for purchase.

This offering is not conditioned upon the successful consummation of any of the Tender Offers. The consummation of the Tender Offers is subject to the consummation of this offering on terms that are satisfactory to Vale, in its sole discretion, generating aggregate net cash proceeds at least equal to US$1,000,000,000 plus the greater of (a) the aggregate principal amount of all 2026 Notes validly tendered and not validly withdrawn pursuant to the Any and All Offer validly tendered and not validly withdrawn pursuant to the Any and All Offer or (b) US$500,000,000. Nothing contained in this prospectus supplement should be construed as an offer to purchase or a solicitation of an offer to sell any of the Existing Notes. The Tender Offers are being made only to the recipients of the Tender Offer Documents, pursuant to the terms and subject to the conditions set forth therein, as they may be amended or supplemented from time to time at Vale Overseas and Vale sole discretion.

S-3

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” and “Description of the Guarantees” in the accompanying prospectus. In this description of the offering, references to “Vale” mean Vale S.A. only and do not include any of Vale’s subsidiaries, associated companies or joint ventures. References to the “amended and restated indenture” are to the Amended and Restated Indenture dated as of August 4, 2021, among Vale Overseas, as issuer, Vale S.A., as guarantor, and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture to be entered into by those parties.

Issuer	Vale Overseas Limited
Guarantor	Vale S.A.
Notes offered	US$ aggregate principal amount of Vale Overseas’ % Guaranteed Notes due .
Guaranty	Vale will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, interest, additional amounts and all other amounts that may become due and payable in respect of the notes.
Issue price	% of the principal amount plus accrued interest from June , 2023, if settlement occurs after that date.
Maturity date	, .
Interest rate	The notes will bear interest at the rate of % per annum, based upon a 360-day year consisting of twelve 30-day months.
Interest payment dates	Interest on the notes will be payable semi-annually on and of each year, beginning , 2023.
Ranking of notes	The notes are general obligations of Vale Overseas and are not secured by any collateral. Your right to payment under these notes will be:
• junior to the rights of secured creditors of Vale Overseas to the extent of their interest in Vale Overseas’ assets; and
• equal with the rights of creditors under all of Vale Overseas’ other unsecured and unsubordinated debt.
Ranking of guaranty

The guaranty of the notes will be a general obligation of Vale and is not secured by any collateral. Your right to payment under the guaranty will be:

•        junior to the rights of secured creditors of Vale to the extent of their interest in Vale’s assets;

•        equal with the rights of creditors under all of Vale’s other unsecured and unsubordinated debt; and

•        effectively subordinated to the rights of any creditor of a subsidiary of Vale over the assets of such subsidiary.

S-4

Covenants	The amended and restated indenture governing the notes contains restrictive covenants that, among other things and subject to certain exceptions, limit Vale Overseas’ ability to merge or transfer substantially all of its assets and Vale’s ability to merge or transfer substantially all of its mining properties or assets and to incur liens. For a more complete description of Vale and Vale Overseas’ covenants, see “Description of the Notes—Covenants” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus.
Further issuances	Vale Overseas reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of notes offered hereby; Vale Overseas may also issue other securities under the amended and restated indenture which have different terms and conditions from the notes. Likewise, Vale has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.
Substitution of issuer	Vale or any wholly owned subsidiary of Vale may replace Vale Overseas as issuer and principal debtor of the notes, without consent of the holders of the notes, as described under “Description of the Notes—Substitution of Issuer” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants— Substitution of Vale Overseas as issuer” in the accompanying prospectus. Certain U.S. tax implications of these provisions to holders are described under “Certain Tax Considerations—United States Tax Considerations—Substitution of Issuer” below.
Payment of additional amounts	Vale Overseas and Vale, as applicable, will pay additional amounts in respect of any payments under the notes so that the amount you receive after withholding tax of Brazil, the Cayman Islands or a successor jurisdiction, as applicable, will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.
Optional redemption

Prior to the par call date set forth below, Vale Overseas may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) a “make-whole” amount described under “Description of the Notes—Optional Redemption” in this prospectus supplement plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the par call date, Vale Overseas may redeem the notes at its option, in whole or in part, at any time and from time to time, at aa redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

The par call date is       ,      (the date that is           months prior to the stated maturity of the notes).

S-5

Tax redemption	If, due to changes in the laws of Brazil, the Cayman Islands or a successor jurisdiction, as applicable, relating to withholding taxes applicable to payments made on the notes, Vale Overseas or Vale (or their successors) is obligated to pay additional amounts on the notes in respect of Brazilian, Cayman Islands, or a successor jurisdiction withholding taxes (in the case of Vale or its successor, imposed at a rate in excess of 15%, and in the case of Vale Overseas or its successor, imposed at a rate in excess of 0%), Vale or Vale Overseas (or their successors), as applicable, may redeem the notes in whole, but not in part, at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.
Use of proceeds	The net proceeds from this offering are expected to be approximately US$ . We intend to use a portion of the net proceeds of the offering to fund the purchase price of the Existing Notes accepted for purchase pursuant to the Tender Offers, and the remainder for general corporate purposes. See “Use of Proceeds.”
Expected Listing	Application will be made to list the notes on the New York Stock Exchange.
Form and denomination	The notes will be issued only in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.
Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.
Governing law	State of New York
Trustee	The Bank of New York Mellon
Registrar, transfer and paying agent	The Bank of New York Mellon
CUSIP	91911T AR4
ISIN	US91911TAR41

S-6

RISK FACTORS

The following are certain risk factors relating to the notes and risks relating to our business. The risks relating to our business are more fully set forth in our annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making a decision to invest in the notes. For the purposes of this section on Risk Factors, references to “Vale” mean Vale S.A. only and do not include any of Vale’s subsidiaries, associates, or joint ventures.

Risks Relating to the Notes

Vale’s subsidiaries, associated companies and joint ventures are not obligated under the notes or the guaranty, and these companies’ obligations to their own creditors will effectively rank ahead of Vale’s obligations under the guaranty.

Vale Overseas is the obligor under the notes and only its parent company, Vale, is obligated under the guaranty of the notes.

Vale Overseas has no operations or assets, other than holding unsecured obligations from other Vale subsidiaries to repay loans. These other subsidiaries are not liable under the notes or the guaranty, and they may not have the ability to repay their loans from Vale Overseas.

Vale conducts a significant amount of business through subsidiaries, associated companies and joint ventures, none of which are obligated under the notes or the guaranty. For the three-month period ended March 31, 2023, the subsidiaries were responsible for 88.61% of Vale’s consolidated revenues from operations and US$1,637 million, or 45.34%, of Vale’s consolidated net cash flows from operating activities. The claims of any creditor of a subsidiary, associated company or joint venture of Vale would rank ahead of Vale’s ability to receive dividends and other cash flows from these companies. As a result, claims of these creditors would rank ahead of Vale’s ability to access cash from these companies in order to satisfy its obligations under the guaranty. In addition, these subsidiaries, associated companies and joint ventures may be restricted by their own loan agreements, governing instruments and other contracts from distributing cash to Vale to enable Vale to perform its obligations under its guaranty. As of March 31, 2023, 23.86% of Vale’s consolidated debt was owed by consolidated subsidiaries of Vale, other than Vale Overseas.

The amended and restated indenture governing the notes contains restrictions on the conduct of business by Vale Overseas and Vale, including limits on Vale’s ability to grant liens over its assets for the benefit of other creditors and Vale and Vale Overseas’ ability to merge or transfer assets. These restrictions do not apply to Vale’s other subsidiaries, associated companies and joint ventures, and these companies are not limited by the amended and restated indenture in their ability to pledge their assets to other creditors.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated by credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

S-7

There may not be a liquid trading market for the notes.

The notes are an issuance of new securities with no established trading market. There can be no assurance that a liquid trading market for the notes will develop or, if one develops, that it will be maintained. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

We may not be able to make payments in U.S. dollars.

In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian or foreign persons or entities to convert Brazilian reais into foreign currencies generally, and U.S. dollars in particular. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to U.S. dollars, and consequently our ability to meet our U.S. dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.

The substitution of Vale Overseas as issuer of the notes may cause noteholders to realize taxable gain or loss for U.S. tax purposes, if any, on the notes.

We will have the right to cause Vale or any wholly owned subsidiary of Vale to replace Vale Overseas as issuer and principal debtor of the notes, as described under “Description of the Notes—Substitution of Issuer” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants— Substitution of Vale Overseas as issuer” in the accompanying prospectus. Under U.S. tax law, the change in the issuer of the notes under these provisions could be treated as a disposition of any such notes that you hold, resulting in your realization of gain or loss, if any, on our debt securities even though you continue to hold the notes and receive no distribution in connection with the deemed disposition. See “Certain Tax Considerations—United States Tax Considerations—Substitution of Issuer” for a discussion of possible tax consequences.

We may incur additional obligations ranking equal to the notes and the guarantee.

The amended and restated indenture will permit us and our subsidiaries to incur additional obligations, including debt, guarantees and other obligations that rank on an equal and ratable basis with our guarantee of the notes. If we incur additional obligations that rank on an equal and ratable basis with our guarantee of the notes, the beneficiaries of those obligations would be entitled to share ratably with the holders of the notes in any proceeds that may be distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This would likely reduce the amount of any liquidation proceeds that would be available to be paid to you.

Vale’s obligations under the guarantee are also subordinated to certain statutory preferences.

Under Brazilian law, a guarantor’s obligations under its guarantee are also subordinated to certain statutory preferences. In the event of the liquidation, bankruptcy or judicial reorganization of a guarantor, such statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses and claims secured by collateral, among others, will have preference over any other claims, including claims by any investor in respect of the guarantee. In such a scenario, enforcement of the guarantee may be unsuccessful, and noteholders may be unable to collect amounts that they are due under the notes.

Brazilian bankruptcy and insolvency laws may be less favorable to investors than bankruptcy and insolvency laws in other jurisdictions.

If we are unable to pay our indebtedness, including our obligations under the guarantee, we may become subject to bankruptcy proceedings in Brazil. The bankruptcy laws of Brazil currently in effect are significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. For example, noteholders may have limited voting rights at creditors’ meetings in the context of a Brazilian court reorganization proceeding. In addition, any judgment obtained against us in Brazilian courts in respect of any payment obligations under the guarantee normally would be expressed in the real equivalent of the U.S. dollar amount of such sum at the exchange rate in effect on the date (1) of actual payment or (2) on which such judgment is rendered. In the event of our bankruptcy, all of our debt obligations, including the guarantee of the notes, which are denominated in foreign currency, will be converted into Brazilian reais at the prevailing exchange rate on the date of declaration of our bankruptcy by the court. We cannot assure investors that such rate of exchange will afford full compensation of the amount invested in the notes plus accrued interest.

S-8

Noteholders may not be able to collect payments or attach assets as expeditiously as creditors of Vale holding certain negotiable instruments or other instruments that are considered “títulos executivos extrajudiciais” under Brazilian law.

Creditors of Vale may hold negotiable instruments or other instruments that are considered “títulos executivos extrajudiciais” under Brazilian law, which instruments grant rights to special and expedited judicial proceedings for collection of payment. Such rights may include rights to attach assets of Vale at the inception of judicial proceedings in Brazil. If such other creditors obtain judicial attachment of assets, their claims would be senior to the rights of holders of the notes.

Developments in other countries may affect prices for the notes.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil, and, to varying degrees, market conditions in other countries, including Latin American and developing countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other countries, including developing countries, have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets, all of which may materially adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so.

The volatility in market prices for Brazilian securities, including debt securities such as the notes, has increased from time to time, and investors’ perception of increased risk due to crises in other countries, including developing countries, may also lead to a reduction in the market price of the notes.

S-9

USE OF PROCEEDS

The proceeds to us from this offering are expected to be approximately US$ after estimated expenses and the underwriting discount. We intend to use a portion of the net proceeds of this offering to fund the purchase price of the Existing Notes accepted for purchase pursuant to the Tender Offers, and the remainder for general corporate purposes. See “Summary—Recent Developments—Tender Offers.”

S-10

CAPITALIZATION OF VALE

The table below sets forth Vale’s consolidated capitalization as of March 31, 2023 (i) on an actual basis and (ii) as adjusted to give effect to the issuance of the notes offered hereby (including the underwriting discount indicated on the cover page of this prospectus supplement) and the use of proceeds thereof to purchase US$500 million of Existing Notes pursuant to the Tender Offers. The exact amount of Existing Notes actually purchased in the Tender Offers, and the total cost thereof, is subject to the actual number of Existing Notes tendered and accepted for purchase in the Tender Offers. See “Use of Proceeds.”

You should read this table together with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2023
	Actual	As adjusted(1)
	US$ million
Debt included in current liabilities:
Current portion of long-term debt	282	282
Short-term debt	73	73
Total debt included in current liabilities	355	355
Debt included in long-term liabilities:
Long-term debt (excluding current portion):
Secured	-	-
Notes offered hereby	-	-
Other unsecured	11,109	11,109
Total long-term debt (excluding current portion)	11,109
Total debt	11,464
Shareholders’ equity:
Share capital— 7,000,000,000 shares authorized and 4,539,007,580 issued	61,614	61,614
Treasury shares— 99,008,077 common shares	(1,554)	(1,554)
Capital reserve	1,139	1,139
Profit reserves	16,643	16,643
Other reserves	(1,694)	(1,694)
Retained earnings	1,837	1,837
Cumulative translation adjustments	(40,639)	(40,639)
Equity attributable to Vale’s shareholders	37,346	37,346
Equity attributable to non-controlling interests	1,535	1,535
Total shareholders’ equity	38,881	38,881
Total capitalization (total shareholders’ equity plus total debt included in long-term and current liabilities)	50,345

(1)       Numbers in the “As adjusted” column are adjusted to reflect the issuance of the notes offered hereby (including the underwriting discount indicated on the cover page of this prospectus supplement) and the use of proceeds thereof to purchase US$500 million of Existing Notes pursuant to the Tender Offers.

S-11

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the headings “Description of the Debt Securities” and “Description of the Guarantees.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making a decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In this description and in the related sections entitled “Description of the Debt Securities” and “Description of the Guarantees” in the accompanying prospectus, references to “Vale” mean Vale S.A. only and do not include Vale Overseas or any of Vale’s other subsidiaries or associated companies.

General

Vale Overseas will issue the notes under the amended and restated indenture among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, dated as of August 4, 2021, as supplemented by a first supplemental indenture dated on or about the delivery date of the notes, between Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent. The notes will be issued only in fully registered form without coupons in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be unsecured and will rank equally with all of Vale Overseas’ other existing and future unsecured and unsubordinated debt.

Principal and Interest

The           % Guaranteed Notes due           will be issued in an initial aggregate principal amount of US$            . The notes will mature on May           ,          . The notes will bear interest at           % per annum from June      , 2023. Interest on the notes will be payable semi-annually on                and                of each year, beginning on                , 2023, to the holders in whose names the notes are registered at the close of business on                or                 immediately preceding the related interest payment date.

Vale Overseas will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Vale Overseas will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

If any payment is due on the notes on a day that is not a business day, Vale Overseas will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the amended and restated indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the amended and restated indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Business day means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or Rio de Janeiro are authorized or obligated by law or executive order to close.

Guaranty

Vale will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, interest, additional amounts, if any, and all other amounts that may become due and payable in respect of the notes. If Vale Overseas fails to punctually pay any such amount, Vale will immediately pay the amount that is required to be paid and has not been paid. The guaranty will be unsecured and will rank equally with all of Vale’s other existing and future unsecured and unsubordinated debt. Please refer to the section entitled “Description of the Guarantees” in the accompanying prospectus.

S-12

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, Vale Overseas and Vale, as applicable, will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the respective amounts of principal, premium and interest that would have been receivable in the absence of such withholding or deduction. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Upon request, Vale Overseas or Vale, as the case may be, shall promptly provide the trustee with documentation (which may consist of certified copies of such documentation) evidencing the payment of any taxes in respect of which Vale Overseas or Vale has paid any additional amounts. Copies of such documentation shall be made available to the holders of the notes or the paying agent, as applicable, upon request therefor.

Vale Overseas or Vale, as the case may be, shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by the Cayman Islands, Brazil or a successor jurisdiction, or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing with respect to the amended and restated indenture or the issuance of the notes or the guaranty.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption with “Make-Whole” Amount or at Par

Prior to           ,      (           months prior to their maturity date) (the “Par Call Date”), Vale Overseas may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus       basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, Vale Overseas may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Vale Overseas in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Vale Overseas after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Vale Overseas shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

S-13

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Vale Overseas shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Vale Overseas shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Vale Overseas shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Vale Overseas’ actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of US$2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless Vale Overseas defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Optional Tax Redemption

The notes are redeemable prior to maturity, upon the occurrence of certain changes in or amendments to the tax laws (or any rules or regulations thereunder) of Brazil, the Cayman Islands or a successor jurisdiction, or changes in the official interpretation, administration or application of such laws, rules or regulations, as a result of which Vale Overseas or Vale (or their successors) becomes obligated to pay additional amounts on the notes in respect of Brazilian, Cayman Islands, or a successor jurisdiction withholding taxes (in the case of Vale or its successor, imposed at a rate in excess of 15%, and in the case of Vale Overseas or its successor, imposed at a rate in excess of 0%), in which case Vale or Vale Overseas (or their successors), as applicable, may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date; provided, however, that the preceding only applies in the case of any successor jurisdiction where such change in tax law occurs on or after the date the successor corporation is incorporated in or considered to be a resident of such successor jurisdiction. See “Description of the Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

S-14

Covenants

Holders of the notes will benefit from certain covenants contained in the amended and restated indenture and affecting the ability of Vale to incur liens, and the ability of Vale Overseas and Vale to take other specified actions, such as merge with other entities. You should read the information under the heading “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of the Debt Securities—Events of Default” in the accompanying prospectus along with the descriptions below that supersede the corresponding information in the accompanying prospectus.

Further Issuances

Vale Overseas reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Vale Overseas may also issue other securities under the amended and restated indenture that have different terms from the notes. Likewise, Vale has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Substitution of Issuer

Vale or any wholly owned subsidiary of Vale may replace Vale Overseas as issuer and principal debtor of the notes, without consent of the holders of the notes, as described under “Description of the Debt Securities—Certain Covenants— Substitution of Vale Overseas as issuer” in the accompanying prospectus. Certain U.S. tax implications of these provisions to holders are described under “Certain Tax Considerations—United States Tax Considerations— Substitution of Issuer” below.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the notes. See “Description of the Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Governing Law

The amended and restated indenture and the notes will provide that they shall be governed by the laws of the State of New York.

Transfer Agent

Vale Overseas may appoint one or more financial institutions to act as its transfer agents, at whose designated offices the notes in certificated form must be surrendered before payment is made at their maturity. Each of those offices is referred to as a transfer agent. The initial transfer agent is the trustee, at its corporate trust office. Vale Overseas may add, replace or terminate transfer agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, Vale Overseas will maintain a transfer agent in New York City. Vale Overseas must notify you of changes in the transfer agents pursuant to the provisions described under “Description of the Debt Securities—Notices” in the accompanying prospectus. If Vale Overseas issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent. Vale Overseas will not charge any fee for the registration for transfer or exchange, except that Vale Overseas may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

S-15

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg supplements the description contained under the heading “Legal Ownership of Debt Securities” in the accompanying prospectus and is provided to you solely as a matter of convenience. You should read this section in conjunction with the information provided in the accompanying prospectus. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. Vale Overseas and Vale take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

Vale Overseas and the trustee will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with The Bank of New York Mellon, as custodian. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in such system, or indirectly through organizations that are participants in DTC, such as Euroclear and Clearstream, Luxembourg.

Ownership of beneficial interests in the notes will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the notes with DTC’s custodian, DTC will credit portions of the principal amount of the notes to the accounts of the DTC participants designated by the underwriters, and
•	ownership of beneficial interests in the notes will be shown on, and transfer of ownership of those interests will be effected only through records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

As long as DTC or its nominee is the registered holder of the notes, DTC or its nominee will be considered the sole owner and holder of the notes for all purposes under the amended and restated indenture and the notes. Except as described above, if you hold a book-entry interest in the notes in global form, you:

•	will not have notes registered in your name,
•	will not receive physical delivery of notes in certificated form, and
•	will not be considered the registered owner or holder of an interest in the notes under the amended and restated indenture or the notes.

As a result, each investor who owns a beneficial interest in the notes must rely on the procedures of DTC to exercise any rights of a holder under the amended and restated indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of the principal of, and interest on, the notes registered in the name of DTC’s nominee will be to the order of its nominee as the registered owner of such notes. It is expected that the nominee, upon receipt of any such payment, will credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the notes as shown on the records of DTC or the nominee. Vale Overseas also expects that payments by DTC participants to owners of beneficial interests in the notes held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants. Neither Vale Overseas, the trustee nor any agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such ownership interests.

S-16

Because DTC or its nominee will be the only registered owner of the notes, Euroclear and Clearstream, Luxembourg will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg accountholders, on the other, will be effected through DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by their respective U.S. depositaries. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the notes to or from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg accountholders may not deliver instructions directly to the U.S. depositaries for Euroclear or Clearstream, Luxembourg.

On or after the settlement date, transfers between accountholders in Euroclear and Clearstream, Luxembourg and transfers between participants in DTC will generally have a settlement date three business days after the trade date (T+3). The customary arrangements for delivery versus payment will apply to such transfers.

Cross-market transfers between accountholders in Euroclear or Clearstream, Luxembourg and DTC participants will need to have an agreed settlement date between the parties to such transfer. However, as a result of time-zone differences, securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be credited to the relevant account at Euroclear or Clearstream, Luxembourg during the securities settlement processing day that is the fourth business day (T+4) following the DTC settlement date. Similarly, cash received in Euroclear or Clearstream, Luxembourg as a result of a sale of securities by or through a Euroclear or Clearstream, Luxembourg accountholder to a DTC participant will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only on the fourth business day (T+4) following the DTC settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including, without limitation, the presentation of notes for exchange as described above) only at the direction of one or more participants in whose account with DTC interests in notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, in the circumstances described below, DTC will surrender the notes for exchange for individual definitive notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly.

S-17

Clearstream, Luxembourg

Clearstream, Luxembourg was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Euroclear and Clearstream, Luxembourg.

As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks. Clearstream, Luxembourg customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

Distribution with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries in a manner generally similar to the arrangements for cross-market transfers with DTC described above.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the “Cooperative”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear system on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;
•	withdrawal of securities and cash from the Euroclear System; and
•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

S-18

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator.

The foregoing information about DTC, Euroclear and Clearstream, Luxembourg has been provided by each of them for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Vale Overseas, nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with DTC or the custodian, notes represented by individual definitive notes will not be eligible for clearing or settlement through DTC, Euroclear or Clearstream, Luxembourg.

Individual Definitive Notes

Registration of title to notes in a name other than DTC or its nominee will not be permitted unless (i) DTC has notified us that it is unwilling or unable to continue as depositary for the notes in global form or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when DTC is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; (ii) Vale Overseas decides in its sole discretion to allow some or all book-entry notes to be exchangeable for definitive notes in registered form; or (iii) following an event of default. In such circumstances, Vale Overseas will cause sufficient individual definitive notes to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to definitive notes may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the registrar and we may require to complete, execute and deliver such individual definitive notes.

If Vale Overseas issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent, The Bank of New York Mellon. Vale Overseas will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

All money paid by Vale Overseas to the paying agents for the payment of principal and interest on the notes which remains unclaimed at the end of two years after the amount is due to a holder will be repaid to Vale Overseas, and thereafter holders of notes in certificated form may look only to Vale Overseas for payment.

S-19

CERTAIN TAX CONSIDERATIONS

The following discussion summarizes certain Cayman Islands, Brazilian, and U.S. federal income tax considerations that may be relevant to the ownership and disposition of the notes acquired in this offering for the original price. This summary is based on the tax laws, regulations, rulings and decisions now in effect in the Cayman Islands, Brazil and the United States, any of which may change. Any change could apply retroactively and could affect the continued accuracy of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Cayman Islands Tax Considerations

The Cayman Islands currently have no exchange control restrictions and no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to Vale Overseas or any holder of notes. Accordingly, payment of principal of and interest on the notes will not be subject to taxation in the Cayman Islands, no Cayman Islands withholding tax will be required on such payments to any holder of a note and gains derived from the sale of notes will not be subject to Cayman Islands capital gains tax. The Cayman Islands does not have an income tax treaty arrangement with the United States or any other country that is applicable to any payments made to or by Vale Overseas; however, the Cayman Islands has entered into a tax information exchange agreement with the United States and other jurisdictions.

Vale Overseas has received an undertaking dated April 24, 2001 from the Financial Secretary of the Cayman Islands that, in accordance with section 6 of the Tax Concession Act (as amended) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Vale Overseas or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of Vale Overseas or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by Vale Overseas to its members or a payment of principal or interest or other sums due under a debenture or other obligation of Vale Overseas.

No stamp duties or similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution and issue of the notes unless they are executed in or brought within (for example, for the purposes of enforcement) the jurisdiction of the Cayman Islands, in which case stamp duty of 0.25% of the face amount thereof may be payable on each note (up to a maximum of 250 Cayman Islands dollars (“CI$”) (US$312.50)) unless stamp duty of CI$500 (US$625) has been paid in respect of the entire issue of notes.

The above conversions of Cayman Islands dollars to U.S. dollars have been made on the basis of US$1.25 = CI$1.00.

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by an individual, a company, a trust, an organization or any other entity considered as resident or domiciled outside Brazil for tax purposes (a “Non-resident Holder”). The discussion contained herein is based on the tax laws and regulations of Brazil as in effect on the date hereof and is subject to possible changes in Brazilian law that may come into effect after such date.

The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes. Prospective investors should consult their own tax advisers as to the consequences of purchasing the notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the notes.

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Payments on the Notes Made by Vale Overseas

Generally, a Non-resident Holder is taxed in Brazil only when income is derived from Brazilian sources or gains are realized on the sale or disposition of assets located in Brazil. Therefore, based on the fact that Vale Overseas is considered for tax purposes as a company domiciled abroad, any income (including interest and original issue discount) paid by Vale Overseas in respect of the notes in favor of Non-resident Holders should not be subject to any withholding or deduction in respect of Brazilian income tax or any other Brazilian taxes, duties, assessments or governmental charges, provided that such payments are made with funds held by Vale Overseas outside of Brazil.

Taxation on Gains Realized from Sale or Other Disposition of Notes

Generally, capital gains realized on the disposition of assets located in Brazil by a Non-resident Holder to another non-resident of Brazil are subject to taxation in Brazil, according to Section 26 of Law No. 10,833, enacted on December 29, 2003 (“Law No. 10,833”). Based on the fact that Vale Overseas is an exempted company incorporated with limited liability under the laws of Cayman Islands and the notes are issued and registered abroad, they should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833. Hence, gains arising from the sale or disposition of the notes made outside Brazil by a Non-resident Holder to another non-resident of Brazil should not be subject to Brazilian taxes.

Other Brazilian Taxes

Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the notes by a Non-resident Holder, except for gift inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Payments on the Notes Made by Vale

If a payment is made to a Non-resident Holder from a Brazilian source in respect of the notes, such as by Vale, such payment may be subject, in whole or in part, to income tax withheld at source at a rate of up to 25%.

In the event of withholding or deduction for or on account of Brazilian taxes, Vale Overseas and Vale will, subject to certain exceptions, pay additional amounts in respect of such withholding or deduction so that the net amount received by the holder after such withholding or deduction equals the amount of principal or interest that would have been received in the absence of such withholding or deduction. See “Description of the Notes—Payment of Additional Amounts” in this prospectus supplement and “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

United States Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes that may be relevant to a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual that is a citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis with respect of the notes (a “U.S. Holder”). This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to the particular circumstances of investors, and does not address particular tax considerations that may be relevant to investors that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities or currencies electing to mark their positions to market, regulated investment companies, tax-exempt organizations, persons that will hold notes as part of a position in a “straddle” or as part of a hedging transaction, constructive sale or conversion transaction for U.S. tax purposes, entities taxed as partnerships for U.S. federal income tax purposes or the partners therein, U.S. expatriates, nonresident individuals present in the United States for more than 182 days in a taxable year or investors whose functional currency is not the U.S. dollar. In addition, this summary does not discuss any foreign, state or local tax considerations, or any aspect of U.S. federal tax law other than income taxation. Furthermore, this summary does not address consequences arising under the Medicare tax on net investment income, the alternative minimum tax, the special timing rules prescribed under section 451(b) of the Code, or the possible applicability of U.S. federal gift or estate tax laws. This summary only applies to U.S. Holders that acquired notes upon original issuance at their original issue price and that will hold the notes as “capital assets” (generally, property held for investment) within the meaning of the Code. Prospective investors should consult their own tax advisers regarding the U.S. federal, state and local, as well as foreign income and other, tax considerations of investing in the notes.

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If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold notes and partners in such partnerships should consult their tax advisers about the U.S. federal income tax consequences of purchasing, holding and disposing of notes.

Payments of Interest

The gross amount of stated interest and Additional Amounts (i.e., without reduction for any withholding tax) generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is actually or constructively received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if the notes are issued with OID at or above a de minimis threshold, a U.S. Holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Subject to generally applicable limitations and conditions, any Brazilian withholding tax paid at the appropriate rate applicable to the U.S. Holder may be eligible for a credit against such U.S. Holder’s U.S. federal income tax liability. These generally applicable limitations and conditions include new requirements adopted by the U.S. Internal Revenue Service (“IRS”) and any Brazilian withholding tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. Holder. The application of these requirements to any Brazilian withholding tax imposed on interest is uncertain and we have not determined whether these requirements have been met. If the Brazilian withholding tax is not a creditable tax for a U.S. Holder, or the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, the U.S. Holder may be able to deduct the Brazilian withholding tax in computing such U.S. Holder’s taxable income for U.S. federal income tax purposes. Payments of interest on the notes will constitute income from sources without the United States and, for U.S. Holders that elect to claim foreign tax credits, generally will constitute “passive category income” for foreign tax credit purposes.

The availability and calculation of foreign tax credits and deductions for foreign taxes depend on a U.S. Holder’s particular circumstances and involve the application of complex rules to those circumstances. U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular situations.

Sale, Exchange and Retirement of Notes

A U.S. Holder will generally recognize taxable gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition (less any accrued interest, which will be taxable as such) and such U.S. Holder’s tax basis in such note. A U.S. Holder’s tax basis in a note (other than a note acquired pursuant to a “wash sale”) will generally equal the cost of the note to such U.S. Holder. Gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses by U.S. Holders is subject to limitations.

Capital gain or loss, if any, recognized by a U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of the notes generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. Under the new foreign tax credit requirements recently adopted by the IRS, any Brazilian withholding tax imposed on the sale, exchange, redemption, retirement or other taxable disposition of the notes generally will not be treated as a creditable tax for U.S. foreign tax credit purposes. If the Brazilian withholding tax is not a creditable tax, the tax would reduce the amount realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes even if the U.S. Holder has elected to claim a foreign tax credit for other taxes in the same year. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to a sale, exchange, redemption, retirement or other taxable disposition of the notes and any Brazilian withholding tax imposed on such sale, exchange, redemption, retirement or other taxable disposition.

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Substitution of Issuer

If Vale or any wholly owned subsidiary of Vale (Vale or such wholly owned subsidiary, as the case may be, each a “Substitute Issuer”) replaces Vale Overseas as issuer and principal debtor of the notes, as described under “Description of the Notes—Substitution of Issuer” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants— Substitution of Vale Overseas as issuer” in the accompanying prospectus, a U.S. Holder of the notes may be treated, for U.S. federal income tax purposes, as exchanging its notes for notes of the Substitute Issuer. In that event, the U.S. Holder would recognize taxable gain or loss (which loss may be subject to deferral under the “wash sale” provisions of the Code and such U.S. Holder should consult the U.S. Holder’s own tax advisors regarding any such loss) equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in the notes and the issue price of the notes of the Substitute Issuer deemed issued in such exchange. The issue price of (and the U.S. Holder’s initial tax basis in) the notes of the Substitute Issuer would generally be equal to the fair market value of the notes at the time of the taxable exchange. The U.S. Holder’s holding period for the notes of the Substitute Issuer generally would start at the time of the taxable exchange. In the event that the notes of the Substitute Issuer have an issue price that is less than their stated principal amount by or by more than a de minimis threshold specified in Treasury regulations, then the notes of the Substitute Issuer would be deemed to have been issued with OID, which a U.S. Holder would be required to accrue into taxable income over the remaining term of the note using a constant yield method. The result of accruing OID in this manner is that the U.S. Holder would be required to take amounts into taxable income before receiving cash in respect of those amounts. In addition, the tax basis of the U.S. Holder in the notes of the Substitute Issuer would be increased by any accrued OID. By contrast, if the issue price of the notes of the Substitute Issuer were in excess of their principal amount, a U.S. Holder would be treated as acquiring the notes of the Substitute Issuer at a premium equal to such excess, which a U.S. Holder could elect to amortize as an offset to interest income using a constant yield method. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its adjusted tax basis in such note by the amount of the premium amortized during its holding period. U.S. Holders should consult with their own tax advisors regarding the tax treatment of a substitution of obligations under the notes in light of their particular circumstances.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.  Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

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Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of dispositions of notes effected by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the applicable withholding agent and certify they are not subject to backup withholding, or otherwise establish an exemption thereto. Beneficial owners of notes that are not U.S. Holders (“non-U.S. Holders”) may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. Holder or non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a U.S. Holder’s particular situation. U.S. Holders should consult their tax advisers with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

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DATA PROTECTION

Prospective investors should note that, in certain circumstances, personal data may need to be supplied in order for an investment in the notes to be made and for that investment in the notes to continue.

Vale Overseas’ use of personal data is governed by the Cayman Islands Data Protection Act (as amended), and, in respect of any EU data subjects, the EU General Data Protection Regulation (together, the “Data Protection Legislation”).

Under the Data Protection Legislation, individual data subjects have rights and Vale Overseas as data controller has obligations with respect to the processing of personal data by Vale Overseas and its affiliates and delegates, including but not limited to the Intertrust Corporate Services (Cayman) Limited as administrator. Breach of the Data Protection Legislation by Vale Overseas could lead to enforcement action against it. Vale Overseas’ privacy notice provides information on Vale Overseas’ use of personal data under the Data Protection Legislation. Vale Overseas’ privacy notice can be accessed on https://www.intertrustgroup.com/site-services/legal/data-protection-and-privacy.

If you are an individual prospective investor, the processing of personal data by and on behalf of Vale Overseas is directly relevant to you. If you are an institutional investor that provides personal data on individuals connected to you for any reason in relation to your investment in the notes (for example directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents), this will be relevant for those individuals and you should transmit the privacy notice to such individuals or otherwise advise them of its content.

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UNDERWRITING

Vale Overseas intends to offer the notes through a number of underwriters. BMO Capital Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Credit Agricole Securities (USA) Inc., MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc., are the representatives of the several underwriters. Subject to the terms and conditions contained in a terms agreement between the representatives and Vale Overseas, Vale Overseas has agreed to sell to the underwriters and the underwriters have agreed to purchase, severally and not jointly, from Vale Overseas, the principal amount of the notes listed below opposite each of their names.

Underwriter	Principal Amount of Notes
BMO Capital Markets Corp.	US$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
Credit Agricole Securities (USA) Inc.
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Total	US$

The underwriters have agreed to purchase all of the notes sold pursuant to the terms agreement if any of these notes are purchased. If the underwriters default, the terms agreement provides that the terms agreement may be terminated.

Vale Overseas and Vale have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Vale Overseas and Vale have agreed that Vale Overseas will not, during a period of 30 days from the date of this prospectus supplement, without the written consent of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option or warrant for the sale of, or otherwise transfer or dispose of, any debt securities of Vale Overseas.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters may offer and sell the notes through certain of their affiliates.

We expect that delivery of the notes will be made against payment therefor on or about June 12, 2023, which will be the third business day in New York following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date prior to the settlement may be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business days should consult their own advisor.

Commissions and Discounts

The underwriters initially propose to offer the notes directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of      % of the principal amount of the notes. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of      % of the principal amount of the notes to certain other brokers or dealers. After the initial offering of the notes to the public, the underwriters may vary the offering prices and other selling terms of the notes from time to time. The expenses of the offering, not including the underwriting discount, are estimated to be US$               .

Trading Market

Application will be made to list the notes on the New York Stock Exchange in accordance with the rules and regulations of the New York Stock Exchange, subject to the satisfaction of its minimum listing standards. Vale Overseas does not intend to apply for listing of the notes on any other securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

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Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action must be conducted by the relevant dealers (or any persons acting on behalf of any dealers) in accordance with all applicable laws and rules.

Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

European Economic Area

The notes have not been offered, sold, distributed or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)       the expression “retail investor” means a person who is one (or more) of the following:

(i)       a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)       a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)       not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

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(b)       the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person located in a member state of the EEA (each, a “Relevant State”) to whom any offer of notes is made or who receives any communication in respect of any offer of the notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Vale Overseas and Vale that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where the notes have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Regulation as having been made to such persons.

Vale Overseas, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in a Relevant State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Vale Overseas, Vale, or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. No offer of notes in circumstances in which an obligation arises for Vale Overseas, Vale, or the underwriters to publish or supplement a prospectus for such offer may be made.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The notes have not been offered, sold, distributed or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For the purposes of this provision:

(a)       the expression “retail investor” means a person who is one (or more) of the following:

(i)       a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(ii)       a customer within the meaning of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)       not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

(b)       the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

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Each person located in the UK to whom any offer of notes is made or who receives any communication in respect of any offer of the notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Vale Overseas and Vale that (1) it is a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the UK other than qualified investors, as that term is defined in the UK Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where the notes have been acquired by it on behalf of persons in the UK other than qualified investors, the offer of those notes to it is not treated under the UK Prospectus Regulation as having been made to such persons.

Vale Overseas, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Vale Overseas, Vale, or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case, in relation to such offer. No offer of notes in circumstances in which an obligation arises for Vale Overseas, Vale, or the underwriters to publish or supplement a prospectus for such offer may be made.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in clause (b) above.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL Law and any other applicable laws, regulations and ministerial guidelines of Japan.

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Taiwan

The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exceptions under Section 274 and Section 275 of the Securities and Futures Act of Singapore, Chapter 289 (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor specified in Section 274 of the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

None of this prospectus supplement, the accompanying prospectus or any other offering material distributed by any of the underwriters relating to the notes has been or will be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Brazil

No notes may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The notes have not been, and will not be, registered with the Comissão de Valores Mobiliários.

Colombia

The notes have not been and will not be authorized by the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia) and will not be registered with the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) or on the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Part 4 of Decree 2555 of 2010 and Regulation 029 of 2014 issued by the Colombian Superintendency of Finance, as modified, complemented or substituted from time to time, to privately market and offer the notes to their Colombian clients.

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Peru

The notes and the information contained in this prospectus supplement and the accompanying prospectus have not been and will not be registered with or approved by the Peruvian Capital Markets Superintendency (Superintendencia del Mercado de Valores) or the Lima Stock Exchange. Accordingly, the notes cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes, among others, that any particular offer may qualify as private if it is directed exclusively to institutional investors.

Chile

Pursuant to Chilean Capital Markets Act and Norma de Carácter General (“General Rule”) No. 336, dated June 27, 2012, issued by the Chilean Financial Market Commission (“CMF”), the notes may be privately offered in Chile to certain “qualified investors” identified as such by CMF General Rule No. 336 (which in turn are further described in CMF General Rule No. 216, dated June 12, 2008, and in CMF General Rule No. 410, dated July 27, 2016). General Rule No. 336 requires the following information to be provided to prospective investors in Chile:

1.	Date of commencement of the offer: June 7, 2023. The offer of the notes is subject to General Rule No. 336, dated June 27, 2012, issued by the CMF;

2.	The subject matter of this offer are securities not registered with the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF, and as such are not subject to the oversight of the CMF;

3.	Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile; and

4.	The notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the CMF.

Información a los Potenciales Inversionistas Chilenos

De conformidad con la Ley de Mercado de Valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Comisión para el Mercado Financiero (“CMF”), la oferta por los bonos puede ser efectuada de forma privada a ciertos “Inversionistas Calificados”, a los que se refiere la NCG 336 y que se definen como tales en la norma de carácter general N° 216, de 12 de junio de 2008 y en la Norma de Carácter General N° 410 de fecha 27 de julio de 2016, ambas de la CMF. La NCG 336 dispone que la siguiente información debe ser entregada a los inversionistas:

1.	La oferta de los bonos comienza el 7 de junio de 2023 y se encuentra acogida a la NCG N° 336, de fecha 27 de junio de 2012, de la CMF;

2.	La oferta versa sobre valores que al ser emitidos y colocados no fueron inscritos en el Registro de Valores o en el Registro de Valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

3.	Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre estos valores; y

4.	La oferta por los bonos no es objeto de oferta pública y estos valores no han sido y ni podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.

Cayman Islands

None of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Cayman Islands.

S-31

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement, (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

Certain of the underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed, and may perform in the future, certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time, in the ordinary course of their business. These companies receive standard fees for their services. In addition, affiliates of certain underwriters served or are serving as lenders in our two revolving credit facilities, in the amount of US$5.0 billion, for which US$3.0 billion have maturity date in 2024 and US$2.0 billion have maturity date in 2026.

We intend to use the net proceeds from the sale of the notes to fund the Tender Offer. See “Use of Proceeds” herein. To the extent any of the underwriters or any of their affiliates hold a portion of the Existing Notes subject to the Tender Offers, they may tender such Existing Notes pursuant to the terms and subject to the conditions of the Tender Offers and accordingly may receive or be deemed to receive a portion of the net proceeds of this offering. In addition, certain of the underwriters, or their affiliates, are acting as dealer managers in connection with the Tender Offers and will receive customary fees in connection therewith. See “Summary—Recent Developments—Tender Offers.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may hedge or routinely hedge their credit exposure to us, and certain other of those underwriters or their affiliates are likely to hedge, consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

S-32

VALIDITY OF THE NOTES

The validity of the notes, including the guaranty, offered and sold in this offering will be passed upon for Vale Overseas and Vale by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Gibson, Dunn & Crutcher LLP. Certain matters of Cayman Islands law relating to the notes will be passed upon by Walkers (Cayman) LLP, Cayman Islands counsel for Vale and Vale Overseas. Certain matters of Brazilian law relating to the notes will be passed upon by Mr. Alexandre S. D’Ambrosio, the general counsel of Vale. Pinheiro Guimarães will pass upon certain matters of Brazilian law relating to the notes for the underwriters.

S-33

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited financial information of Vale S.A. for the three-month periods ended March 31, 2023 and 2022 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers Auditores Independentes Ltda. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 26, 2023 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes Ltda. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes Ltda. within the meaning of Sections 7 and 11 of the Act.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPERTS

The technical information incorporated herein by reference to our annual report on Form 20-F filed on April 13, 2023 concerning mineral property disclosure for our operations in the Sudbury district of Ontario, Canada, including mineral resources and mineral reserves estimates, was derived from the Technical Report Summary for these properties prepared, with an effective date of December 31, 2022, by Charlie Buck, Tiffany Dube, Darren Hodder, Lisa Lanteigne, Xiaolin (Mike) Yao and Monica Ansah-Sam, each of whom is a qualified person as defined in subpart 1300 of Regulation S-K and an employee of Vale.

S-34

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

•	our report on Form 6-K furnished to the SEC on June 7, 2023, discussing our results of operations for the three-month period ended March 31, 2023 and summarizing certain recent developments (SEC Accession No. 0001292814-23-002571);
•	our report on Form 6-K furnished to the SEC on June 1, 2023, relating to Samarco’s judicial reorganization plan (SEC Accession No. 0001292814-23-002507);
•	our report on Form 6-K furnished to the SEC on April 27, 2023, containing the unaudited consolidated interim financial statements of Vale for the three-month period ended March 31, 2023, and the awareness letter of PricewaterhouseCoopers Auditores Independentes Ltda. (SEC Accession No. 0001292814-23-001823); and
•	our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 13, 2023 (SEC Accession No: 0001292814-23-001516).

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Vale’s Investor Relations Department, Praia de Botafogo 186 – offices 1101, 1701 and 1801 – Botafogo – 22250-145 – Rio de Janeiro, RJ, Brazil (telephone no: +55 21 3485 3900). Additionally, for so long as any notes shall be outstanding, copies of our financial statements for the then current fiscal year may be inspected on the Web site of the U.S. Securities and Exchange Commission at http://www.sec.gov/ or on our Web site at http://www.vale.com/. The information on our Web site is not part of this prospectus supplement nor is it incorporated herein by reference.

S-35

PROSPECTUS

U.S.$4,000,000,000

Vale S.A.

Debt Securities and Guarantees

Vale Overseas Limited

Guaranteed Debt Securities

Vale S.A. may offer debt securities from time to time, and Vale Overseas Limited may offer debt securities guaranteed by Vale S.A. from time to time, up to an aggregate amount of U.S.$4,000,000,000. A prospectus supplement will set forth the specific terms of the securities, the offering price and the specific manner in which they may be offered.

We may sell these debt securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in the prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

April 25, 2023

i

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, Vale may offer debt securities, and Vale Overseas may offer debt securities guaranteed by Vale, in one or more offerings, up to the amount registered pursuant to the Registration Statement.

This prospectus provides you only with a general description of the debt securities and guarantees that we may offer. Each time we offer debt securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any debt securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Vale” are to Vale S.A. and its consolidated subsidiaries. References to “Vale Overseas” are to Vale Overseas Limited. Terms such as “we,” “us” and “our” generally refer to one or both of Vale and Vale Overseas, as the context may require.

1

ENFORCEMENT OF CIVIL LIABILITIES

Brazil

A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if the judgment:

•	is for payment of a certain sum of money;
•	fulfills all formalities required for its enforceability under the laws of the State of New York;
•	was issued by a competent court either after due service of process on the parties, which service of process, if made in Brazil, must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;
•	is not subject to appeal;
•	does not conflict with a final and unappealable decision issued by a Brazilian court;
•	has been authenticated by a Brazilian consulate in the State of New York or is duly apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents;
•	has been translated into Portuguese by a certified sworn translator, except if exempted by an international treaty entered into by Brazil;
•	does not cover matters subject to the exclusive jurisdiction of the Brazilian courts; and
•	is not against Brazilian public policy, good morals or national sovereignty.

The following considerations also bear on the enforcement of civil liabilities in Brazil.

•	Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Vale (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).
•	The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under the first paragraph of Article 83 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

2

Cayman Islands

Vale Overseas has been advised by its Cayman Islands counsel, Walkers (Cayman) LLP, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules, by way of fresh proceedings brought in the Cayman Islands suing for the amounts due pursuant to the foreign judgment. To be so enforced the foreign judgment must be final and conclusive and for a liquidated sum (or, in certain circumstances, for in personam non-money relief) and not in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is, contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•	recognize or enforce judgments of U.S. courts based on the civil liability provisions of the securities laws of the United States or any state thereof; or
•	in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any state thereof,

in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

3

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements. Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate”, “target,”, “ambition,” and “potential,” among others. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•	trends in commodity prices, supply and demand for commodities;
•	the future impact of competition and regulation;
•	the exploration of mineral reserves and resources and development of mining facilities;
•	the depletion and exhaustion of mines and mineral reserves and resources;
•	the impact of the collapse of the tailings dam in Brumadinho in 2019, the collapse of Samarco’s tailings dam in 2015, and related remediation measures on our operations, cash flows and financial position;
•	the implementation of our dam de-characterization plan;
•	the outcome of the various investigations, regulatory, governmental, uncertain tax treatments and legal proceedings in which we are involved;
•	the impact of the ongoing war in Ukraine and the economic sanctions imposed on Russia, and their impact on the global economy, which are highly uncertain and difficult to predict;
•	our direction and future operations;
•	the implementation of our financing strategy and capital expenditure plans;
•	the payment of dividends or interest on shareholders’ equity;
•	compliance with financial covenants;
•	industry trends, including the direction of prices and expected levels of supply and demand;
•	the implementation of our principal operating strategies, including our potential participation in acquisition, divestiture or joint venture transactions or other investment opportunities;
•	our ability to comply with our ESG targets and commitments;
•	other factors or trends affecting our financial condition or results of operations; and
•	the factors discussed in other documents incorporated by reference in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in forward-looking statements as a result of various factors. These risks and uncertainties include factors relating to (a) economic, political and social issues in the countries in which we operate, (b) the global economy, (c) commodity prices, (d) financial and capital markets, (e) the mining and metals businesses, which are cyclical in nature, and their dependence upon global industrial production, which is also cyclical, (f) regulation and taxation, (g) operational incidents or accidents, and (h) the high degree of global competition in the markets in which we operate. For additional information on some factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

4

VALE S.A.

We are one of the largest metals and mining companies in the world, based on market capitalization, and one of the world’s largest producers of iron ore and nickel. We also produce iron ore pellets and copper. Our nickel and copper concentrates contain by-products of platinum group metals (PGMs), gold, silver and cobalt. We are engaged in greenfield mineral exploration in six countries. We operate large logistics systems in Brazil and other regions in the world, including railroads, maritime terminals and ports, which are integrated with our mining operations. In addition, we have distribution centers to support the delivery of iron ore worldwide. Directly and through associates and joint ventures, we also have investments in energy.

Vale is a stock corporation, or sociedade por ações, that was organized on January 11, 1943 under the laws of the Federative Republic of Brazil for an unlimited period of time. Vale’s head office is located at Praia de Botafogo 186, offices 1101, 1701 and 1801, Botafogo, 22250-145, Rio de Janeiro, RJ, Brazil. Its telephone number is +55-21-3485-5000.

5

VALE OVERSEAS LIMITED

Vale Overseas is a finance company wholly owned by Vale. Vale Overseas’ business is to issue debt securities to finance the activities of Vale and Vale’s subsidiaries and affiliates. It has no other operations and no employees.

Vale Overseas was incorporated as a Cayman Islands exempted company with limited liability on April 3, 2001, and is registered with the Registrar of Companies in the Cayman Islands under registration number 109351. Vale Overseas was incorporated for an indefinite period of time. Its registered office is at Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands, and its principal executive offices are located at Praia de Botafogo 186, offices 1101, 1701 and 1801, Botafogo, 22250-145, Rio de Janeiro, RJ, Brazil. Its telephone number is +55-21-3485-5000.

6

USE OF PROCEEDS

Vale

Unless otherwise indicated in an accompanying prospectus supplement, Vale intends to use the net proceeds from the sale of the debt securities for general corporate purposes.

Vale Overseas

Unless otherwise indicated in an accompanying prospectus supplement, Vale Overseas intends to on-lend the net proceeds from the sale of the debt securities to Vale or Vale’s subsidiaries and affiliates.

7

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts with banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;
•	whether it imposes fees or charges;
•	how it handles voting, if applicable;
•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;
•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and
•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

8

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	You cannot have the debt securities registered in your own name;
•	You cannot receive physical certificates for your interest in the debt securities;
•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;
•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;
•	The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and
•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in a prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or
•	Vale, or Vale Overseas, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

A prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding what institutions will be the initial direct holders.

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DESCRIPTION OF THE DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement. All references to Vale in this section refer to Vale S.A., and not to its consolidated subsidiaries.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against Vale and Vale Overseas if Vale or Vale Overseas defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”
•	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Vale will issue debt securities under the Indenture dated as of August 4, 2021 between Vale, as issuer, and The Bank of New York Mellon, as trustee, which we refer to as the Vale indenture. Vale Overseas will issue debt securities guaranteed by Vale under the Amended and Restated Indenture dated as of August 4, 2021 among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee, which we refer to as the Vale Overseas indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the Vale indenture and the Vale Overseas indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to both the Vale and Vale Overseas indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

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In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in any integral multiples of US$1,000 thereof. (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Sections 3.4 and 10.2)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Sections 2.2, 10.2 and 10.3)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.3)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.6)

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Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

•	a change in the stated maturity of any principal of, or any installment of principal of or interest payment on the debt securities;
•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;
•	a change in the obligation to pay additional amounts;
•	a change in the currency of any payment on the debt securities;
•	a change in the place of any payment on the debt securities;
•	an impairment of the holder’s right to sue for payment of any amount due on its securities;
•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;
•	a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;
•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and
•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Holders’ Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change includes clarifications of ambiguities, omissions, defects and inconsistencies, changes to conform the provisions contained in a relevant indenture to the description of debt securities contained in this prospectus or an applicable prospectus supplement, amendments to evidence the substitution of Vale Overseas as issuer of any series of debt securities, as described under “—Substitution of Vale Overseas as issuer,” and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

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Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

Each indenture provides that the same majority approval would be required for Vale or Vale Overseas to obtain a waiver of any of its covenants in the applicable indenture. The covenants of Vale and Vale Overseas in each indenture include the promises Vale and Vale Overseas make about merging and creating liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Certain Covenants—Limitation on Liens.” If the holders approve a waiver of a covenant, Vale and Vale Overseas will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Vale and Vale Overseas cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities held by Vale Overseas, Vale or their affiliates are not considered outstanding. (Section 1.1)

Vale or Vale Overseas will generally be entitled to set any day as a record date for the purposes of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Vale or Vale Overseas, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formula used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the debt securities to be redeemed will be selected in accordance with the applicable procedures of the depositary, or in the case of certificated debt securities by lot or, pro rata, or in accordance with the applicable procedures. (Section 11.5)

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In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “—Notices.” (Section 11.2)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem the debt securities in whole (but not in part) if, (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, (a) in the case of securities issued under the Vale indenture, we are required to pay additional amounts, as described below under “—Payment of Additional Amounts,” in excess of those attributable to Brazilian withholding tax on the basis of a statutory rate of 15%, or (b) in the case of securities issued under the Vale Overseas indenture, we are required to pay any additional amounts, as described below under “—Payment of Additional Amounts,” and (ii) the obligation described in items (a) or (b) of this paragraph cannot be avoided by Vale, Vale Overseas or their successors, as applicable, after taking measures that Vale, Vale Overseas or their successors, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities. (Section 11.6)

If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such debt securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Section 11.6)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of debt securities issued under the Vale Overseas indenture), a successor jurisdiction or any authority therein or thereof having power to tax, unless Vale, Vale Overseas or their successors, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Vale, Vale Overseas or their successors, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal, premium and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Vale nor Vale Overseas will have to pay additional amounts:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with Brazil, the Cayman Islands (in the case of debt securities issued under the Vale Overseas indenture) or a successor jurisdiction, other than the mere holding of the debt security and the receipt of payments with respect to the debt security;

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•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of debt securities issued under the Vale Overseas indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Vale or Vale Overseas, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;
•	in respect of any such taxes, duties, assessments or other governmental charges with respect to debt securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such debt security would have been entitled to such additional amounts on surrender of such debt security for payment on the last day of such period of 30 days;
•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge imposed with respect to the debt security;
•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the debt security or by direct payment by Vale or Vale Overseas in respect of claims made against Vale or Vale Overseas;
•	in respect of any taxes, duties, assessments or other governmental charges imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended as of the issue date (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement; or
•	in respect of any combination of the above. (Section 10.7.1)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment becomes due and payable or (ii) the date on which payment thereof is duly provided for and notice thereof given to holders. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Vale Overseas nor Vale shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.7.1)

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result such holder is entitled to claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Vale or Vale Overseas, as the case may be. (Section 10.7.4)

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Any reference in this prospectus, the indenture or the debt securities to principal, premium or interest in respect of the debt securities or the guarantees by Vale Overseas or Vale, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, premium or interest. (Section 10.7.5)

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Vale and Vale Overseas will each covenant that they will not, without the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding under the applicable indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of its properties and assets to any other person, unless:

•	the corporation formed by such consolidation or into which Vale or Vale Overseas is merged or the person which acquires by conveyance or transfer all or substantially all of the properties and assets of Vale or Vale Overseas, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the debt securities issued under the applicable indenture and all other obligations of Vale or Vale Overseas under the applicable indenture and the debt securities issued under that indenture;
•	immediately after giving effect to such transaction, no event of default with respect to any security issued under the applicable indenture will have occurred and be continuing;
•	Vale and Vale Overseas, as applicable, have delivered to the trustee under the applicable indenture (i) a certificate signed by, in the case of Vale, two executive officers of Vale and, in the case of Vale Overseas, two directors of Vale Overseas, stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with and (ii) an opinion of counsel stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions provided have been complied with; and
•	the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands (in the case of debt securities issued under the Vale Overseas indenture), a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the debt securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the debt securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the debt securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction. (Article 8)

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Vale or Vale Overseas under the debt securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the debt securities issued under the applicable indenture. If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor corporation will have the right to redeem the debt securities unless Vale or Vale Overseas, as applicable, would have been entitled to redeem the debt securities in similar circumstances. (Article 8)

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If the conditions described above are satisfied, neither Vale nor Vale Overseas will need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties and assets to any other person. Also, Vale and Vale Overseas will not need to satisfy these conditions if Vale or Vale Overseas enters into other types of transactions, including the following:

•	any transaction in which either Vale or Vale Overseas acquires the stock or assets of another person;
•	any transaction that involves a change of control of Vale or Vale Overseas, but in which neither Vale nor Vale Overseas merges or consolidates; and
•	any transaction in which Vale or Vale Overseas sells or otherwise disposes of less than substantially all of its properties and assets.

Substitution of Vale Overseas as issuer

Without the consent of any holders of debt securities, Vale or any wholly owned subsidiary of Vale may, at any time and in Vale’s sole discretion, replace Vale Overseas as issuer and principal debtor in respect of any series of debt securities issued by Vale Overseas, provided that Vale, the successor issuer (if a wholly owned subsidiary of Vale) and the trustee enter into a supplemental indenture under which (i) the successor issuer assumes all of the obligations of Vale Overseas under such debt securities and, unless the successor issuer is Vale, Vale reaffirms that its existing guarantee remains in full force and effect, and (ii) the successor issuer agrees to a covenant in terms corresponding to the obligations of Vale Overseas in respect of the payment of additional amounts as described under “— Payment of Additional Amounts” (but replacing references to the Cayman Islands with references to the jurisdiction of organization of the successor issuer, as applicable). The successor issuer will have the right to an effect the optional redemption for tax reasons as described below under “— Optional Tax Redemption” or provided for in the prospectus supplement.

Upon a substitution of Vale Overseas as issuer as described hereunder, the successor issuer will succeed to, and may exercise every right and power of, Vale Overseas under the relevant series of debt securities under the applicable indenture with the same effect as if such successor issuer had been named as the issuer under the applicable indenture and the debt securities, and Vale Overseas will be released from its liability as obligor upon such debt securities. Any such substitution might be treated for U.S. federal income tax purposes as a deemed disposition of debt securities by a U.S. holder in exchange for new debt securities issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new debt securities (as determined for U.S. federal income tax purposes), and the U.S. holder’s tax basis in the debt securities. U.S. holders should consult their tax advisors concerning the U.S. federal income tax consequences to them of a change in obligor with respect to the debt securities. (Section 8.4)

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Vale will covenant that for so long as any debt securities remain outstanding, Vale will not create, incur, issue or assume any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction (each a “Lien”) on or over any Restricted Property (as defined below) to secure Indebtedness, other than a Permitted Lien (as defined below), without in any such case effectively providing that the outstanding debt securities (together with, if Vale shall so determine, any other Indebtedness of Vale) shall be secured equally and ratably with or prior to such secured Indebtedness. (Section 10.6)

For the purposes of this covenant, “Permitted Liens” means any Lien:

•	granted upon or with regard to any Restricted Property acquired by Vale after the date of the issuance of the debt securities to secure the purchase price of such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed 130% of the purchase price of such Restricted Property or the Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property;

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•	granted upon or with regard to any Restricted Property (including any improvements on or to an existing Restricted Property), after the date of the issuance of the debt securities, to secure the payment of all or any part of the cost of development, expansion or construction of or improvement on or to such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing all or any part of the cost of development, expansion or construction of or improvements on or to such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed the higher of cost or fair market value of that development, expansion, construction or improvement;
•	in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;
•	arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale;
•	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale;
•	arising in connection with Lease Obligations;
•	securing or providing for the payment of Indebtedness incurred for the purposes of financing all or a part of the ownership, acquisition, construction, development or operation of any project by Vale, any Subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest; provided that such lien only extends to (a) Restricted Properties (which may include existing Restricted Properties at any pre-existing site selected for expansion and any concession, authorization or other legal right granted by any governmental authority) which are the subject of such project financing, (b) any revenues from such Restricted Properties, (c) any proceeds from claims belonging to Vale, any Subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such Restricted Property, or (d) shares or other ownership interest in, and any subordinated debt claims against, the project entity whose principal assets and business are constituted by such project;
•	granted upon or with regard to any present or future Restricted Property of Vale to secure borrowings from, or funded directly or indirectly by, or effected indirectly through intermediaries by, (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. – BASA and Banco do Nordeste do Brasil S.A. – BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;
•	existing on any asset prior to the acquisition thereof by Vale, whether by merger, consolidation, purchase of assets or otherwise, and not created in contemplation of such acquisition;
•	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of the applicable series of debt securities; or

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•	not otherwise described in the items referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 15% of Vale’s consolidated total assets (calculated on the basis of Vale’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared, in accordance with Reporting GAAP.

For the purposes of this covenant, “Restricted Property” means (a) the interest of Vale in any (i) mineral property or concession, authorization or other legal right granted in respect of minerals by any governmental authority, (ii) manufacturing or processing plant, building, structure or other facility used in connection with the processing, refining or manufacturing of minerals or metals, together with the land upon which it is erected and fixtures comprising a part thereof, or (iii) railroad, marine terminal or port, whether owned as of the date of the issuance of the debt securities or thereafter acquired or constructed and (b) any shares of capital stock owned by Vale of a Subsidiary that has interests in the kinds of property described in clauses (i), (ii) or (iii) of (a) above.

“Reporting GAAP” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board or any other accounting standard that Vale may adopt as its primary reporting accounting standard in its reports filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act.

For the purposes of this covenant, “Subsidiary” means an entity of which Vale directly or indirectly owns more than 51% of the outstanding voting shares and Vale has the ability to elect a majority of the members of the board of directors or other governing body.

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Vale or Vale Overseas, as applicable, chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 12.1 of the Vale indenture; Section 13.1 of the Vale Overseas indenture)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Vale and (in the case of debt securities issued under the Vale Overseas indenture) Vale Overseas will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Vale or Vale Overseas, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•	Vale or Vale Overseas, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.
•	Vale or Vale Overseas, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Vale or Vale Overseas, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if Vale or Vale Overseas, as applicable, did not make the deposit and instead repaid the debt securities itself. (Sections 12.2 and 12.4 of the Vale indenture; Sections 13.2 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to Vale or Vale Overseas for repayment in the unlikely event of any shortfall. However, even if Vale or Vale Overseas takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

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•	to register the transfer and exchange of debt securities;
•	to replace mutilated, destroyed, lost or stolen debt securities;
•	to maintain paying agencies; and
•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Vale or Vale Overseas can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Vale or Vale Overseas would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and
•	the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is an Event of Default?”

If Vale or Vale Overseas accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Indebtedness of Vale or Vale Overseas, as the case may be. The guarantees will rank equally with all other unsecured and unsubordinated Indebtedness of Vale. (Section 10.10)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

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•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due, which failure continues for a period of seven days;
•	in relation to Vale, its significant subsidiaries and (in the case of debt securities issued under the Vale Overseas indenture) Vale Overseas: any default or event of default occurs and is continuing under any agreement, instrument or other document evidencing outstanding Indebtedness in excess of US$200 million in aggregate (or its equivalent in other currencies) and such default or event of default results in the actual acceleration of such Indebtedness;
•	Vale or (in the case of debt securities issued under the Vale Overseas indenture) Vale Overseas fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 90 days after Vale or Vale Overseas, as applicable, receives a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;
•	Vale or a significant subsidiary of Vale or (in the case of debt securities issued under the Vale Overseas indenture) Vale Overseas (i) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 90 consecutive days; or (ii) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;
•	any illegality event occurring and continuing under the 8.25% notes due 2034 of Vale Overseas, guaranteed by Vale in excess of US$200 million in aggregate, which results in the actual acceleration of such debt securities; or
•	in the case of debt securities issued under the Vale Overseas indenture, a final judgment or judgments (not subject to appeal) determines the guaranty of such debt securities to be unenforceable or invalid, such guaranty ceases for any reason to be valid and binding or enforceable against Vale, or Vale or any person acting on its behalf denies or disaffirms its obligations under such guaranty. (Section 5.1)

For the purposes of this description of debt securities, “Indebtedness,” with respect to any person, means, without duplication, any amount payable (whether as a direct obligation or indirectly through a guaranty by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) Lease Obligations of such Person; provided, however, that as used in the cross-acceleration provision described in the second bullet point above, “Indebtedness” will not include any payment made by Vale on behalf of an affiliate, upon any Indebtedness of such affiliate becoming immediately due and payable as a result of a default by such affiliate, pursuant to a guaranty or similar instrument provided by Vale in connection with such indebtedness, provided that such payment made by Vale is made within five business days of notice being provided to Vale that payment is due under such guaranty or similar instrument.

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For the purposes of the definition of Indebtedness, “affiliate” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof that (i) Vale directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with or (ii) in which Vale has a 20% or more holding of voting shares. (Section 1.1)

For the purposes of the definition of Indebtedness, “Lease Obligations” means, with respect to any person, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a lease or liability set forth on a balance sheet of such person under Reporting GAAP; provided that “Lease Obligations” shall not include any obligations of such person that are or would have been treated as operating leases for purposes of Reporting GAAP prior to the adoption of IFRS 16 (whether or not such operating lease obligations were in effect on the date of adoption of IFRS 16) notwithstanding the fact that such obligations may be required to be treated as lease obligations in accordance with IFRS 16 (on a prospective or retroactive basis or otherwise). The stated maturity of such obligations shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligations shall be the capitalized amount that would appear on the balance sheet of such person in accordance with Reporting GAAP.

For the purposes of the description of “Events of Default” above and “Remedies upon an Event of Default” below, “significant subsidiary” means, at any time, a Subsidiary of which Vale’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) exceeds 10% of the total assets of the consolidated group as of the end of the most recently completed fiscal year. (Section 1.1)

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.2)

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Vale (but not any significant subsidiary) or Vale Overseas (in the case of debt securities issued under the Vale Overseas indenture), the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Vale or Vale Overseas, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the debt securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts Vale or Vale Overseas owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.2)

The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

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Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee under the applicable indenture written notice of a continuing event of default;
•	the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;
•	they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;
•	the trustee must not have taken action for 60 days after the above steps have been taken; and
•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.7)

Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by Vale or Vale Overseas. (Section 5.8)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of debt securities. (Section 5.13)

Vale and, in the case of the Vale Overseas indenture, Vale Overseas will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

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DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities by Vale Overseas. When Vale Overseas sells a series of debt securities, Vale will execute and deliver a guaranty of that series of debt securities under the Vale Overseas indenture.

Pursuant to any guaranty, Vale will irrevocably and unconditionally agree, upon the failure of Vale Overseas to make the required payments under the applicable series of debt securities and the Vale Overseas indenture, to make any required payment. The amount to be paid by Vale under the guaranty will be an amount equal to the amount of the payment Vale Overseas fails to make. (Article 12 of the Vale Overseas indenture)

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PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We may sell the securities from time to time in their initial offering as follows:

•	through agents;
•	to dealers or underwriters for resale;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

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If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in the prospectus supplement for a particular offering of securities, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

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EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The technical information incorporated herein by reference to our annual report on Form 20-F filed on April 13, 2023 concerning the Sudbury Operations, including estimates of mineral resources and mineral reserves, was derived from the Technical Report Summary for these properties prepared, with an effective date of December 31, 2022, by Charlie Buck, Tiffany Dube, Darren Hodder, Lisa Lanteigne, Xiaolin (Mike) Yao and Monica Ansah-Sam, each of whom is a qualified person as defined in subpart 1300 of Regulation S-K and an employee of the Company.

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VALIDITY OF THE SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Alexandre D’Ambrosio, General Counsel of Vale S.A., will provide an opinion regarding the authorization of the debt securities and guarantees of Vale under Brazilian law; and Walkers will provide an opinion regarding the authorization of the debt securities of Vale Overseas under Cayman Islands law.

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DATA PROTECTION

Prospective holders of the debt securities should note that, in certain circumstances, personal data may need to be supplied in order for an investment in the debts securities to be made and for that investment in the debt securities to continue.

Vale Overseas’ use of personal data is governed by the Cayman Islands Data Protection Act, 2021 (as amended) and, in respect of any EU data subjects, the EU General Data Protection Regulation (together, the "Data Protection Legislation").

Under the Data Protection Legislation, individual data subjects have rights and Vale Overseas as data controller has obligations with respect to the processing of personal data by Vale Overseas and its affiliates and delegates, including but not limited to Intertrust Corporate Services (Cayman) Limited as administrator. Breach of the Data Protection Legislation by Vale Overseas could lead to enforcement action against Vale Overseas. Vale Overseas’ privacy notice provides information on its use of personal data under the Data Protection Legislation. Vale Overseas’ privacy notice can be accessed on https://r1.dotdigital-pages.com/p/4VQT-308/cayman-islands-data-protection.

If you are an individual prospective debt security holder, the processing of personal data by and on behalf of the Vale Overseas is directly relevant to you. If you are an institutional investor that provides personal data on individuals connected to you for any reason in relation to your investment in the debt securities (for example directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents), this will be relevant for those individuals and you should transmit the privacy notice to such individuals or otherwise advise them of its content.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the debt securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Reports and other information filed by us with the SEC available to the public from the SEC at http://www.sec.gov. In addition, as with all of our security filings, they may be accessed at our website, http://www.vale.com. Such filings and other information on our website are not incorporated by reference (except as described in “Incorporation of Certain Documents by Reference,” below).

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 13, 2023 (File No. 001-15030 and SEC Accession No. 0001292814-23-001516);
•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities offered by this prospectus;
•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Vale’s Investor Relations Department located at Praia de Botafogo 186, 18th floor, Botafogo, 22250-145, Rio de Janeiro, RJ, Brazil (telephone: +55-21-3485-3900).

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VALE OVERSEAS LIMITED

US$                          % Guaranteed Notes due

Unconditionally Guaranteed By

VALE S.A.

_________

PROSPECTUS SUPPLEMENT

_________

Global Coordinators and Joint Bookrunners

BMO Capital Markets	Citigroup	J.P. Morgan	Scotiabank

Joint Bookrunners

Credit Agricole CIB	MUFG	SMBC Nikko

June      , 2023